EXHIBIT 10.22
AMENDMENT TO EMPLOYMENT AGREEMENT
THIS AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”) is made and entered into as of the 07 day of February, 2007, by and between Continental Casualty Company, an Illinois insurance company (the “Company”) and Michael Fusco (“Executive”), as an amendment to that certain employment agreement between Executive and the Company dated as of April 1, 2004 (“Employment Agreement”):
WITNESSETH:
WHEREAS, the parties wish to amend the Employment Agreement in certain respects to reflect certain changes in the terms and conditions of Executive’s employment as further provided hereinbelow;
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is covenanted and agreed by the Executive and the Company as follows:
1.	Section 1 of the Employment Agreement is hereby amended to read as follows:

“Employment Term. The Company and Executive agree that the Company shall employ Executive to perform the duties of an Executive Vice President, Chief Actuary and Chief Risk Officer of the CNA insurance companies for the period commencing on the Effective Date and ending on March 31, 2009, or such earlier date as of which Executive’s employment is terminated in accordance with Section 6 hereof (the “Term”). The covenants set forth in Sections 7, 8, 9, 10, 11, 12, 13, and 14 shall survive the employment term of this Agreement.”

2.	Subsection 6.3(a) of the Employment Agreement is hereby amended to read as follows:

“(a) Subject to the approval of the Committee, the Company shall pay to Executive severance consisting of an amount equal to the sum of the Executive’s Base Compensation and Bonus at target, prorated based on the total number of months from the date of termination through March 31, 2009; however, in no event shall the period of time for which severance is calculated be less than 12 months. The severance shall be paid in equal monthly installments following such termination. The Company shall also pay the Executive (i) within 30 days of his termination, his unpaid base salary, prorated to the date of termination; (ii) at the time of the scheduled March payout date, any previous year’s Bonus and CNA long-term incentive cash award based upon actual or discretionary payouts, if any; (iii) at the time of the scheduled March payout date, current year’s Bonus and CNA long-term incentive cash award based upon actual or discretionary payouts, if any, prorated to the date of termination; (iv) within 30 days of his termination, unpaid cash entitlements earned and accrued pursuant to the terms of the applicable Company plan or program prior to the date of the date of termination (which unpaid cash entitlements under this Section 6.3(a)(iv) shall not include any unpaid Bonus or any unpaid long-term incentive cash award or other award under the Incentive Compensation Plan); and (v) any unpaid Sign-on Bonus installment. Executive agrees to be bound by the covenants set forth herein as of the termination date. In addition, Executive shall continue to participate, at the active employee rates, in such health benefits plans in which he is enrolled throughout the term of the payments set forth in this Section 6.3(a), up to a maximum of 12 months, with said period of participation to run concurrently with any period of COBRA coverage to which Executive may be entitled. The Company shall have no further obligations under this Agreement.”

3.	Section 6.5 of the Employment Agreement is hereby amended to read as follows:

“(a) Following March 31, 2009, if the Company and Executive have not mutually agreed to the terms of, and entered into a new agreement, Executive’s employment shall be one of employment at will, which may be terminated by either the Company or Executive at any time. Such continued employment after March 31, 2009 shall be subject to the Company’s normal policies and procedures in effect during said period of continued employment. (b) Notwithstanding any term or provision in subsection (a) of this Section 6.5 to the contrary, the Company shall pay Executive severance upon termination of Executive’s employment at will as provided for in this Section 6.5 in an amount equal to the sum of 12 months of the Executive’s Base Compensation at the time of such termination and Bonus at target unless and until (1) the Company’s normal policies and procedures no longer provide for severance to be paid to personnel at Executive’s level in accordance with the severance as provided for in this Section 6.5 and (2) Executive has received sixty (60) days’ prior notice of such change in the Company’s normal policies and procedures, in which case Executive shall be given severance in accordance with such change in the Company’s normal policies and procedures. (c) Notwithstanding any term or provision in subsections (a) and (b) of this Section 6.5 to the contrary, if (1) the Company and Executive have not entered into a new agreement by March 31, 2009, and (2) Executive’s employment at will with the Company terminates between April 1, 2009 and May 31, 2009, Executive shall be entitled to receive severance from the Company in an amount not less than the sum of 12 months of Executive’s Base Compensation and Bonus at target, irrespective of any such changes in the Company’s normal policies and procedures.”
4.	Except as otherwise expressly provided in this Amendment, all terms and provisions of the Employment Agreement remain in full force and effect.
IN WITNESS WHEREOF, the parties have entered into this Amendment effective as of the date set forth hereinabove.

CONTINENTAL CASUALTY COMPANY

By:	/s/ Lori S. Komstadius
Title:	Executive Vice President Human Resources

/s/ Michael Fusco

MICHAEL FUSCO